EXHIBIT 3.1

RESTATED

CERTIFICATE OF INCORPORATION

of

RYERSON TULL, INC.

The present name of the corporation (hereinafter called the “Corporation”) is Ryerson Tull, Inc. The Corporation was originally incorporated under the name Inland Steel Industries, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was February 28, 1986. This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware, as amended.

First: The name of this Corporation is

RYERSON TULL, INC.

Second: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which this Corporation shall have authority to issue is 115,000,000, of which 15,000,000 shares shall be Preferred Stock, $1.00 par value per share (hereinafter sometimes referred to as “Preferred Stock”) and 100,000,000 shares shall be Common Stock, $1.00 par value per share (hereinafter sometimes referred to as “Common Stock”). The shares of stock of this Corporation may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

PART I

PREFERRED STOCK

The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following, which may vary as between the different series of Preferred Stock:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

(c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

(d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of this Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by this Corporation of the shares of the series;

(f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

(g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

(h) Any other terms, conditions or provisions with respect to the series not inconsistent with the provisions of this Article Fourth or any resolution adopted by the Board of Directors pursuant hereto.

The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote at a meeting of stockholders. No holder of shares of Preferred Stock of this Corporation shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series nor to any security convertible into such stock.

(A) CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A $2.40 CUMULATIVE CONVERTIBLE PREFERRED STOCK

BE IT RESOLVED, that a series of 295,094 shares of Preferred Stock (the “Preferred Stock”), of this Corporation be and the same is hereby authorized to be known as “Series A $2.40 Cumulative Convertible Preferred Stock.” The designation, powers, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions thereof, are as follows (all terms used herein which are defined in the Certificate of Incorporation of this Corporation shall have the same meaning herein, unless defined herein, as such terms have in the Certificate of Incorporation of this Corporation):

SERIES A $2.40 CUMULATIVE CONVERTIBLE PREFERRED STOCK

(1) Designation of the Series. There shall be a series of Preferred Stock to be known as “Series A $2.40 Cumulative Convertible Preferred Stock” (hereinafter sometimes referred to as “Series A Preferred Stock”) consisting of 295,094 shares of Preferred Stock.

(2) Issue. The Series A Preferred Stock shall be issued by this Corporation only upon the conversion of shares of Series A $2.40 Cumulative Convertible Preferred Stock of Inland Steel Company, a Delaware corporation, pursuant to the merger of ISI Merger Corporation, a Delaware corporation, into Inland Steel Company. The Series A $2.40 Cumulative Convertible Preferred Stock of Inland Steel Company was issuable only in connection with the merger of Scholz Homes, Inc., an Ohio Corporation, into Inland Steel Company.

(3) Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, if and when declared payable from time to time by the Board of Directors from funds legally available therefor, dividends at the rate of $2.40 per annum per share, and no more, payable quarterly on February 1, May 1, August 1 and November 1 in each year, to holders of record on the respective dates fixed for the purpose by the Board of Directors in advance of payment of each dividend. A quarterly dividend period shall begin on the day following each dividend payment date set forth above and end on the next succeeding dividend payment date. Dividends with respect to any shares of Series A Preferred Stock shall accrue from the date of their issue. If dividends shall not have been paid, or declared and set apart for payment, upon all outstanding shares of Series A Preferred Stock at the aforesaid rate, such deficiency shall be cumulative in full. Accumulation of dividends on the Series A Preferred Stock shall not bear interest. No dividend or distribution, whether in cash, stock or other property (excepting, however, shares of stock of this Corporation of any class ranking junior to the Series A Preferred Stock as to dividends and as to distribution upon liquidation, dissolution or winding up), shall be paid, or declared and set apart for payment, or made, on any date on or in respect of the Common Stock or any other class of stock of this Corporation ranking junior to the Series A Preferred Stock as to dividends, unless all dividends accumulated and unpaid on all outstanding shares of Series A Preferred Stock up to the end of the calendar quarter coinciding with or next preceding such date shall have been paid or declared and set apart for payment. Any dividend declared or paid on the Series A Preferred Stock, or any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to dividends, in an amount less than the full dividends accumulated and unpaid, up to the end of the calendar quarter coinciding with or next preceding the date for payment of such dividend, on all outstanding shares of Series A Preferred Stock and such other series of Preferred Stock, shall be divided among the Series A Preferred Stock and such other series of Preferred Stock in proportion to the aggregate amounts of dividends accumulated and unpaid, up to the end of such calendar quarter, on outstanding shares of Series A Preferred Stock and such other series.

(4) Redemption. The outstanding shares of Series A Preferred Stock may be redeemed, in whole or in part, at the option of this Corporation by a vote of the Board of Directors, at any time or from time to time at the redemption price of $44.00 per share, together in all cases with an amount equal to all dividends accumulated and unpaid thereon to the date fixed for such redemption. If less than all shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by a lot or in such other equitable manner as the Board of Directors may determine. Notice of any proposed redemption of any shares of Series A Preferred Stock shall be given by mailing a copy of such notice, postage prepaid, to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their respective addresses then appearing on the books of this Corporation, not more than ninety nor less than forty-five days prior to the date fixed for redemption, but no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred Stock to be redeemed. On the date fixed for redemption of any shares of Series A Preferred Stock, this Corporation shall, and at any time not more than ninety days prior to such date may, deposit the aggregate of the redemption price of the shares to be redeemed (except that no such deposit shall be required with respect to any shares to be redeemed which prior to the date of such deposit shall have been converted pursuant to the exercise of the conversion right provided in paragraph (5) hereof) with a bank or trust company (the “Depositary”), designated in the notice of such redemption, doing business in the City of Chicago, Illinois, or in the Borough of Manhattan, the City and State of New York, having a combined capital, surplus and undivided profits aggregating at least $5,000,000, in trust for payment to the holders of the shares to be redeemed, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. Such written instructions may provide that (i) any of such deposit remaining unclaimed, at the expiration of six years after the date fixed for such redemption, by the holder of any of such shares be returned to this Corporation, after which return such holder shall have no claim against the Depositary but shall have a claim as an unsecured creditor against this Corporation for the redemption price thereof, without interest, and (ii) any of such deposit which shall not be required for such redemption because of the exercise of the aforementioned conversion right of the shares to be redeemed shall be released or repaid to this Corporation forthwith. Notice of redemption having been duly given, or the Depositary having been irrevocably authorized by this Corporation to give said notice, and the redemption price of the shares to be redeemed having been deposited, all as aforesaid, then all shares of Series A Preferred Stock with respect to which such deposit shall have been made shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the redemption date the redemption price to which they are entitled, without interest, and except the right of the holders of such shares to convert such shares on or before the third day prior to the date fixed for redemption.

(5) Conversion. The holder of each outstanding share of Series A Preferred Stock shall have the right at any time (except as otherwise herein provided if such share shall be called for redemption), at his option, to convert such share into Common Stock, on and subject to the terms and conditions hereinafter set forth.

(a) Subject to the provisions for adjustment hereinafter set forth, the shares of Series A Preferred Stock shall be convertible at an office or agency referred to below into full paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock at the rate of one share of Common Stock for each share of Series A Preferred Stock surrendered for conversion.

(b) In order to exercise such conversion privilege, the holder of any shares of Series A Preferred Stock to be converted shall present and surrender the certificate representing such shares during usual business hours at any office or agency of this Corporation maintained for the transfer of Series A Preferred Stock and shall deliver a written notice of the election of the holder to convert the shares of Series A Preferred Stock represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. If so required by this Corporation, any certificate for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by instructions of transfer, in form satisfactory to this Corporation, duly executed by the holder of such shares or his duly authorized representative. Each conversion of shares of Series A Preferred Stock shall be deemed to have been effected on the date (the “conversion date”) on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be deemed to have become on the conversion date the holder or holders of record of the shares of Common Stock represented thereby.

(c) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Series A Preferred Stock, this Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. No fractional share of Common Stock, or scrip representing a fractional share, shall be issued upon the conversion of any Series A Preferred Stock, but in lieu thereof, this Corporation shall pay in cash the fair value of such fractional share as of the conversion date. In case any certificate for shares of Series A Preferred Stock shall be surrendered for conversion of a part only of the shares represented thereby, this Corporation shall deliver at such office or agency to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Series A Preferred Stock represented by such surrendered certificate which are not being converted. The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder for any tax in respect of the issue thereof. This Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred Stock being converted, and this Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to this Corporation the amount of such tax or has established to the satisfaction of this Corporation that such tax has been paid.

(d) Upon any conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on shares of Series A Preferred Stock so converted as may be declared and made payable to holders of record of shares of Series A Preferred Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Common Stock issued upon such conversion as may be declared and made payable to holders of record of shares of Common Stock on or after such conversion date.

(e) In the event any shares of the Series A Preferred Stock shall be called for redemption, the right to convert such shares of Series A Preferred Stock pursuant hereto shall terminate at the close of business on the third day prior to the date fixed for redemption of such shares, unless payment of the redemption price of such shares is not available on the date fixed for redemption (or if such day is not a business day of the Depositary for such redemption, then on the next succeeding business day of the Depositary) to a holder of such shares who has satisfied all the requirements of the notice of such redemption and duly demanded such payment.

(f) The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

(i) In case this Corporation shall (A) distribute to the holders of outstanding shares of its Common Stock any shares of stock of this Corporation, whether by dividend, subdivision or otherwise, (B) combine outstanding shares of its Common Stock into a smaller number of shares, or (C) reclassify shares of its Common Stock, the holder of each outstanding share of Series A Preferred Stock shall thereafter be entitled to receive upon the conversion of such share (subject to such further adjustments as may be required pursuant to clauses (ii), (iii) and (iv) of this subparagraph (f) or any of said clauses) the number of shares of this Corporation which at the date of such conversion, he would have owned and been entitled to receive had such share of Series A Preferred Stock been converted immediately prior to the happening of the first of such events to occur after the issue of such share and prior to such conversion.

(ii) In case this Corporation shall issue to all holders of its Common Stock any rights or warrants enabling them to subscribe for or purchase shares of Common Stock at a price per share less than the average market price per share of Common Stock (as hereinafter defined) at the time of such issuance, in each such case the number of shares of Common Stock into which each outstanding share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the time of such issuance and the number of additional shares of Common Stock so offered for subscription or purchase, and of which the denominator shall be the sum of the number of shares of Common Stock outstanding at the time of such issuance and the number of shares of Common Stock which the aggregate offering price (before deduction of underwriting discounts or commissions and other expenses) of the total number of shares so offered for subscription or purchase would purchase at the average market price per share of Common Stock at such time.

(iii) In case this Corporation shall distribute to all holders of its Common Stock any assets (other than cash dividends) or evidences of its indebtedness or rights or warrants (other than those referred to in clause (ii) of this subparagraph (f)) entitling them to subscribe for or purchase any of its securities, in each such case the number of shares of Common Stock into which each outstanding share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the average market price per share of Common Stock at the time of such distribution, and of which the denominator shall be the average market price per share of Common Stock at such time less the fair value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with each transfer agent for shares of Series A Preferred Stock and for the Common Stock) of the portion of the assets or evidences of indebtedness or rights or warrants so distributed applicable to one of the shares of Common Stock outstanding at such time.

(iv) In case of any consolidation or merger of this Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all the property of this Corporation, the holder of each outstanding share of Series A Preferred Stock then outstanding and thereafter remaining outstanding shall have the right thereafter to convert each share held by him into the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such consolidation, merger, sale or conveyance, and shall have no other conversion rights; in any such event, effective provision shall be made, in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the shares of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock, other securities, cash and property deliverable upon conversion of the shares of the Series A Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of the Series A Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

(v) There shall be no adjustment required under this subparagraph (f) for the issuance by this Corporation of any shares of Common Stock or any rights or options to subscribe for or purchase shares of Common Stock, in accordance with any employee stock option or stock purchase plan or any similar plan for the benefit of any employees of this Corporation or any of its subsidiaries.

(g) For the purposes of computation under this paragraph (5), the average market price per share of Common Stock at any time shall be the average of the per share daily closing prices for the 30 consecutive business days commencing 45 business days before the time in question. The closing price for each day shall be the last sales price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as quoted on the New York Stock Exchange, or, if the Common Stock is not then listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or if not then listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by National Quotation Bureau, Inc., or a similar organization, designated by this Corporation. The term “business day” as used in this subparagraph (g) shall mean a day on which trading in securities occurs on the New York Stock Exchange or any successor thereto.

(h) No adjustment in the number of shares of Common Stock into which any outstanding share of Series A Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease of at least 1/100th of a share in the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible; provided, however, that any adjustments which by reason of this subparagraph (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (5) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(i) Whenever any adjustment is required in the shares into which any share of Series A Preferred Stock is convertible, this Corporation shall forthwith (i) file with each office or agency maintained by this Corporation for the transfer of Series A Preferred Stock a statement describing in reasonable detail the adjustment and method of calculation used, and (ii) cause a copy of such notice to be mailed to the holders of record of shares of Series A Preferred Stock at their addresses as shown on the books of this Corporation.

(j) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and determine, except only the right of the holders thereof, subject to the provisions of subparagraph (c) of this paragraph (5), to receive Common Stock in exchange therefor.

(k) In the event that:

(i) this Corporation shall take action to make any distribution (other than cash dividends and dividends or distributions payable in shares of its Common Stock) to the holders of its Common Stock;

(ii) this Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

(iii) this Corporation shall take action to accomplish any capital reorganization, or reclassification of the capital stock of this Corporation (other than a subdivision or combination of its Common Stock), or consolidation or merger to which this Corporation is a party and for which approval of any stockholders of this Corporation is required, or sale of all or substantially all of its assets to another corporation; or

(iv) this Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any one or more of such cases, this Corporation shall cause written notice thereof to be mailed to each holder of shares of Series A Preferred Stock at his address as shown on the books of this Corporation at least 15 days prior to the date or expected date on which the books of this Corporation shall close or a record shall be taken for such distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up. Such notice shall specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, or, if appropriate, shall specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(l) For the purposes of this paragraph (5), the term “Common Stock” shall mean (i) the class of stock designated as the Common Stock of this Corporation on the date of this Certificate of Designations, Preferences and Rights of Series A Preferred Stock, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. In the event that at any time as a result of an adjustment made pursuant to the provisions of subparagraph (f) of this paragraph (5), the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of this Corporation or any successor corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraph (f) of this paragraph (5), and the other provisions of this paragraph (5) with respect to the Common Stock shall apply on like terms to any such other shares.

(6) Liquidation. In the event of any dissolution, liquidation or winding up of this Corporation whether voluntary or involuntary, the fixed liquidation amount payable in respect of each share of outstanding Series A Preferred Stock shall be $44.00. The holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, for each such share, such fixed liquidation amount in cash, plus an amount equal to all dividends accumulated and unpaid thereon to the date fixed for such payment, and no more, before any distribution of assets shall be made to the holders of shares of Common Stock or any other class of stock of this Corporation ranking junior to the Series A Preferred Stock as to distribution on liquidation, dissolution or winding up, but if the distributable assets are insufficient to make such payment in full to the holders of all outstanding shares of Series A Preferred Stock and any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock as to distribution upon liquidation, dissolution or winding up, such assets shall be distributed among the holders of outstanding shares of Series A Preferred Stock and any such other series of Preferred

Stock, ratably per share in proportion to the full per share amounts to which they respectively are entitled. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of this Corporation (unless in connection therewith the dissolution, liquidation or winding up of this Corporation is specifically approved), or the merger or consolidation of this Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of this Corporation of any class, shall be deemed to be a dissolution, liquidation or winding up of this Corporation for the purpose of this paragraph (6).

(7) Voting. Except for voting by the holders of the Series A Preferred Stock as a separate class or series as required by law or by paragraph (8), the holder of each outstanding share of Series A Preferred Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders; and in case of any voting by the holders of the Series A Preferred Stock, as members of a separate class or series, as required by law or by paragraph (8), the holder of each outstanding shares of Series A Preferred Stock shall be entitled to one vote as a member of such separate class or series.

(8) Class Vote Upon Certain Events. The consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding given at a meeting at which the holders of such shares shall vote separately as a series shall be required with respect to those matters specified in subparagraphs (a) and (b) of this paragraph (8). If any other series or class of preferred stock of this Corporation shall be created which ranks on a parity with the Series A Preferred Stock with respect to the right to receive dividends or the right to receive any distribution upon liquidation, dissolution or winding up, the Series A Preferred Stock shall in any matter covered by this paragraph (8) vote as a class together with the shares of all such other series or classes which in such matter are affected in substantially the same manner as the Series A Preferred Stock with respect to the right to receive any dividends or the right to receive any distribution upon liquidation, dissolution or winding up.

(a) The authorization, creation or issue of any class of stock, or any class of stock or obligation or other right convertible into or evidencing the right to purchase any class of stock ranking prior to the Series A Preferred Stock with respect to the right to receive dividends or the right to receive any distribution upon liquidation, dissolution or winding up.

(b) The merger or consolidation of this Corporation with or into any other corporation having an effect on the Series A Preferred Stock substantially similar to the effect of any action described in subparagraph (a) of this paragraph (8), except that the provisions of this paragraph (8) shall not be applicable with respect to any action described in subparagraph (a) where the effect on the Series A Preferred Stock is required by the terms of a series or class of preferred stock of such other corporation which is outstanding before any such merger or consolidation.

(9) Increase or Decrease in Shares of the Series. The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions, providing for an increase or decrease in the number of shares constituting the Series A Preferred Stock, but no such decrease shall reduce at any time such number of shares below the number of shares of Series A Preferred Stock at the time outstanding.

(B) CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES D JUNIOR PARTICIPATING PREFERRED STOCK

RESOLVED, that pursuant to the authority vested in the Board of directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series D Junior Participating Preferred Stock” and the number of shares constituting such series shall be 600,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series D Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of February, May, August, and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value of $1.00 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 25, 1987 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction and the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series D Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series D Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series D Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series D Junior Participating Preferred Stock, the holders of shares of Series A $2.40 Cumulative Convertible Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series D Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series D Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock, ranking on a parity with this series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (the “Parity Preferred Stock”), with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(ii) During any default period, such voting right of the holders of Series D Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Parity Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Parity Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Parity Preferred Stock of such voting right. At any meeting at which the holders of Parity Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Parity Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Parity Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Parity Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series D Junior Participating Preferred Stock.

(iii) Unless the holders of Parity Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the

Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Parity Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Parity Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Parity Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Parity Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Parity Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, Series A $2.40 Cumulative Convertible Preferred Stock and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Parity Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Parity Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Parity Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Parity Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(D) Except as set forth herein, holders of Series D Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series D Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, except dividends paid ratably on the Series D Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participation Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Junior Participating Preferred Stock;

(iv) purchase or otherwise acquire for consideration any shares of Series D Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series D Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual divided rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment amount the respective series of classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series D Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series D Junior Participating Preferred Stock shall have received per share the Preferential Amount. The Preferential Amount shall be equal to the sum of the Fixed Amount and the Variable Amount. The Fixed Amount shall be equal to $9,000 per share of Series D Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. The Variable Amount shall be equal to the difference between (a) the assets of the Corporation available for distribution to holders of Series D Junior Participating Preferred Stock and all other series of Preferred Stock, if any, which rank on a parity with respect to liquidation with the Series D Junior Participating Preferred Stock (such other Preferred Stock, the “Equivalent Preferred Stock”), and (b) the sum of (i) the product of the Fixed Amount and the number of outstanding shares of Series D Junior Participating Preferred Stock (such product, the “Aggregate Fixed Amount”), (ii) the aggregate liquidation preference of all shares of Equivalent Preferred Stock, (iii) the quotient obtained by dividing (x) the product of the Fixed Amount and the number of outstanding shares of Common Stock, by (y) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (y), the “Adjustment Number”), and (iv) the amount to be distributed to holders of stock, other than Series D Junior Participating Preferred Stock, Equivalent Preferred Stock and Common Stock, after the distribution of the liquidation preference on all Equivalent Preferred Stock and the distribution of an amount equal to the Aggregate Fixed Amount on the Series D Junior Participating Preferred Stock but prior to any distribution to holders of Common Stock, which difference will then be divided by the sum of the number of shares of Series D Junior Participating Preferred Stock outstanding and a quotient obtained by dividing the number of shares of Common Stock outstanding by the Adjustment Number. Following payment of the Preferential Amount to the holders of Series D Junior Participating Preferred Stock, the remaining assets shall be distributed ratably to the holders of shares of Common Stock (subject to the rights of shares of any other series of Preferred Stock).

Following such distributions to the holders of Series D Junior Participating Preferred Stock, the remaining assets shall be distributed ratably to the holders of shares of Common Stock.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Preferential Amount and the liquidation preferences of all Equivalent Preferred Stock, then the assets available for distribution to the Series D Junior Participating Preferred Stock and to such Equivalent Preferred Stock shall be distributed ratably to the holders of such shares in proportion to their respective liquidation preferences, with the per share liquidation preference of the Series D Junior Participating Preferred Stock being the Fixed Amount for this purpose.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series D Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision of adjustment hereinafter set forth equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series D Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series D Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At such time as shares of Series D Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series D Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series D Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Junior Participating Preferred Stock.

PART II

COMMON STOCK

(a) Dividends. Subject to any prior rights to receive dividends to which the holders of shares of any series of the Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from funds legally available therefor.

(b) Liquidation. In the event of any dissolution, liquidation or winding up of this Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of Preferred Stock the full amounts to which they shall be entitled, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, any remaining assets of this Corporation available for distribution to its stockholders. The Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of this corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the shares of Common Stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of this Corporation (unless in connection therewith the dissolution, liquidation or winding up of this Corporation is specifically approved), or the merger or consolidation of this Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of this Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of this Corporation for the purpose of this paragraph (b).

(c) Voting. Except as provided by law or this Certificate of Incorporation with respect to voting by class or series, each outstanding share of Common Stock of this Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

(d) Reservation of Common Stock. Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred Stock or any obligation of this Corporation convertible into shares of Common Stock and (ii) upon exercise of any options or warrants to purchase shares of Common Stock.

(e) Preemptive Rights. No holder of shares of Common Stock of this Corporation shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series nor to any security convertible into such stock.

Fifth: Any action required or permitted to be taken by the stockholders of the Corporation, whether voting as a class or otherwise, must be taken at a duly called annual or special meeting of the stockholders of the Corporation and may not be taken by consent in writing of such stockholders, except that the Board of Directors at any time may by resolution provide that the holders of Preferred Stock, or any series thereof, may take any action required or permitted to be taken by such holders by consent in writing without a meeting.

Sixth: [Intentionally omitted.]

Seventh: The Corporation is to have perpetual existence.

Eighth: The Corporation may indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for, on behalf of, or at the request of, the Corporation, against any liability or expense actually and reasonably incurred by such person in respect thereof.

Ninth: No director of the Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of any of the provisions of the Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Tenth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

Eleventh: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Twelfth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Thirteenth: The Board of Directors is authorized to sell, assign, transfer, convey and otherwise dispose of a part of the property, assets and effects of this Corporation, less than the whole or substantially the whole thereof, on such terms and conditions as they shall deem advisable, without the assent of the stockholders in writing or otherwise; and also to sell, assign, transfer, convey and otherwise dispose of the whole, or substantially the whole, of the property, assets, effects, franchises and good will of the Corporation on such terms and conditions as they shall deem advisable but only with the assent in writing, or pursuant to the vote, of the holders of not less than two-thirds in interest of all the stock of this Corporation, but in any event not less than the amount required by law.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer who hereby acknowledges that such signature is his act and deed and that the facts stated herein are true this 28th day of January, 2005.

/s/ Joyce E. Mims
Joyce E. Mims
Vice President & General Counsel

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